WITHOUT PREJUDICE
SUBJECT TO CONTRACT

DATED
4 JUNE 2018
SETTLEMENT AGREEMENT
AMONG
PRA GROUP (UK) LIMITED
AND

TIKENDRA PATEL

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This AGREEMENT is made on 4 JUNE 2018
AMONG

(1)
PRA GROUP (UK) LIMITED, incorporated and registered in England and Wales with company number 04267803 whose registered office is at Wells House., 15-17 Elmfield Road, Bromley, Kent, BR1 1LT (the “Employer”); and

(2)	TIKENDRA PATEL of Street address, City, County, Post code (the “Executive”)
(together the “Parties”).
BACKGROUND

A.	The Executive has served as Chief Executive Officer of the Employer from 1 January 2016, under a service agreement with the Employer dated 19 February 2014 (the “Service Agreement”).

B.
The Executive gave notice of the termination of employment in accordance with the Service Agreement. The Parties have agreed that the Executive will immediately step down as Chief Executive Officer from the date of this Agreement, the Executive's twelve months' notice as set out in the Service Agreement will commence on 30 June 2018, the employment will terminate on the Separation Date (as defined below), and that from 30 June 2018 until the Separation Date the Executive will be placed on garden leave in accordance with clause 24 of the Service Agreement and clause 12 of this Agreement.

C.
The Parties have also agreed that the Executive will immediately resign from all directorships and other positions he holds with any and all of the entities in the PRA Group, Inc. consolidated group of companies (each a “Group Company”) and pursuant to the other terms set out in this agreement (the “Agreement”).

D.
The parties have entered into this agreement to record and implement the terms on which they have agreed to settle any claims that the Executive has or may have in connection with his employment or its termination or otherwise against any Group Company or their officers or employees whether or not those claims are, or could be, in the contemplation of the parties at the time of signing this agreement, and including, in particular, the statutory complaints that the Executive raises in this agreement.

E.	The parties intend this agreement to be an effective waiver of any such claims and to satisfy the conditions relating to settlement agreements in the relevant legislation.

IT IS AGREED THAT

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1.	INTERPRETATION

1.1.	Save as set out specifically in this Agreement, all defined terms shall have the same meaning as under the Service Agreement.

1.2.	In this Agreement:
"Adviser" means Daryl Cowan of DC Employment Solicitors;
“Claim” or “Claims” includes (without limitation) any and all actions, claims, rights, demands, and set-offs, including all causes of action and rights to bring any civil, criminal or regulatory complaint (whether before any court, tribunal, regulatory or other authority) arising or made (or to be made) in any jurisdiction whether in contract, tort or equity or under or in relation to any statute, regulation, rule or guidance. A Claim or Claims includes, but is not limited to, any action or proceedings of any kind for any relief including by way of equitable relief, damages, injunctions, declarations, costs and expenses (including, without limitation, the causes of action, suits or proceedings listed in Schedules 2 and 3);
"Post-Employment Notice Pay" has the meaning given in section 402D of the Income Tax (Earnings and Pensions) Act 2003 (ITEPA).
"Post-Employment Notice Period" has the meaning given in section 402E(5) of ITEPA.
"Reaffirmation Letter" means the letter agreement to be entered into by the parties pursuant to clause 19 in the form set out at Schedule 5, under which the Executive reaffirms certain provisions of this Agreement on or after the Separation Date.

1.3.	The headings in this agreement are inserted for convenience only and shall not affect its construction.

1.4.
A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.5.	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.6.	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.7.	The Schedules shall form part of this agreement and shall have effect as if set out in full in the body of this agreement. Any reference to this agreement includes the Schedules.

1.8.	A reference to a holding company or a subsidiary means a holding company or a subsidiary (as the case may be) as defined in section 1159 of the Companies Act 2006.

2.	ARRANGEMENTS ON TERMINATION

2.1.
The Executive's employment with the Employer shall terminate on 30 November 2018 (the "Separation Date"). Until 30 June 2018 the Executive will continue to perform his normal duties. On 30 June 2018 until the Separation Date the Executive will be placed on garden leave in accordance with clause 24 of the Service Agreement and clause 12 of this Agreement.

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2.2.	The Employer shall pay the Executive his salary up to the Separation Date in the usual way.

2.3.	The Employer shall continue to provide benefits to the Executive in the usual way up to the Separation Date.

2.4.
The Executive acknowledges that, in accordance with clause 9.3(e) of the Service Agreement, he no longer qualifies for a bonus payment under the Employer's annual bonus program, either in respect of any period worked before 30 June 2018, or any period worked thereafter.

2.5.
The Employee's notice period under the Service Agreement is 12 months. The Employee will be placed on garden leave for 5 months from 30 June 2018 until the Separation Date. The Employer will pay the Executive in lieu of 7 months' notice in accordance with clause 20.1 of the Service Agreement and clause 3.1.2 of this Agreement. The parties accordingly believe that the Employee's Post-Employment Notice Period and Post-Employment Notice Pay are nil.

2.6.	The payments and benefits in this clause 2 shall be subject to the income tax and National Insurance contributions that the Employer is obliged by law to pay or deduct.

2.7.
The Executive shall submit on or before the Separation Date his expenses claims in the usual way and the Employer shall reimburse the Executive for any expenses properly incurred before the Separation Date in the usual way.

2.8.	The Company shall deduct from the sums due under this clause 2 any outstanding sums due from the Employee to any Group Company.

3.	SEPARATION PAYMENTS

3.1.
Subject to and conditional on the Executive complying with the terms of this agreement, including, without limitation clause 19, the Employer shall within 14 days of the Separation Date or receipt by the Employer of a copy of this Agreement signed by the Executive, a copy of the Reaffirmation Letter signed by the Executive and both a letter from the Adviser dated today's date and a letter from the Adviser dated on or soon after the Separation Date in the form as set out in Schedule 1, whichever is later, pay to the Executive:

3.1.1.	£78,830.00 as an ex-gratia payment; and

3.1.2.	£236,090.39 as payment in lieu of 7 months' notice;
(together the "Separation Payment").

3.2.
The Separation Payment will be taxable as employment income save for the first £30,000 of the ex-gratia payment. The Employer and the Executive believe that the first £30,000 of the ex-gratia payment is payable free of tax and National Insurance Contributions. The Employer shall deduct income tax and National Insurance Contributions from the remainder of the Separation Payment at the appropriate rate.

3.3.
The Executive shall be responsible for any further tax and employee's National Insurance contributions due in respect of the Separation Payment and shall indemnify the Employer in respect of such liability in accordance with clause 11.1.

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4.	STOCK UNITS

4.1.
The Executive currently holds 10,789 shares of common stock granted to him as Restricted Stock Units ("RSUs") and/or Performance Stock Units ("PSUs") under the PRA Group, Inc. 2013 Omnibus Incentive Plan and 2016 Long Term Equity Incentive Plan (the "LTIP Plans"). With respect to any remaining RSUs and PSUs between the Executive and the Employer that are not yet vested (the “Unvested Stock Units”), this clause acknowledges and confirms that the Unvested Stock Units shall be immediately and automatically forfeited and neither the Executive, nor any successors, heirs, assigns, or legal representatives of the Executive shall not have any further rights or interest in the Unvested Stock Units in accordance with the terms of the Plans and the relevant RSU or PSU Agreement.

5.	RESIGNATION OF DIRECTORSHIPS

5.1.	The Executive agrees that he:

5.1.1.
shall with effect from the execution of this Agreement resign with immediate effect from all directorships referred to in the resignation letter set out in Schedule 4, shall vacate the role of Chief Executive Officer, and shall execute and deliver such letters, and shall resign with immediate effect from any and all other directorships and other positions he may hold in or on behalf of any Group Company, and shall carry out any other act required or requested by the Employer to effect his resignation from any and all such positions. The Employer shall, without undue delay, take such steps as are necessary to give effect to the Executive’s resignation from any directorships or other office, trusteeship or position that he holds;

5.1.2.	shall not at any time after the Separation Date represent himself as connected with the Employer or any Group Company in any capacity other than as a former director and employee; and

5.1.3.
irrevocably appoints the Employer to be his attorney in his name and on his behalf to sign, execute or do any instrument or thing and generally to use his name in order to give the employer and any Group Company the full benefit of the provisions of this clause.

6.	WAIVER OF CLAIMS

6.1.	In consideration of the above:

6.1.1.	the Executive accepts the terms of this Agreement in full and final settlement and release of:

6.1.2.	the Claims listed at Schedule 4 (the “UK Claims”), the claims listed at Schedule 5 (the “US Claims”), and any other Claims as defined in this Agreement; and

6.1.3.
any other Claims which the Executive has or may have now or in the future against the Employer or any Group Company or its or their current or former directors, officers, employees or workers arising out of or in connection with the Executive’s directorships, employment or other offices or positions, or their respective cessations (whether or not the Executive or the Employer or any Group Company could have contemplated

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such a Claim at the date of this Agreement) but excluding any Claim in respect of any breach of this Agreement or personal injury Claims of which the Executive is currently unaware which the Executive may have relating to his employment with the Employer.

6.2.	The Executive warrants that:

6.2.1.
before entering into this Agreement he received independent advice from the Adviser as to the terms and effect of this agreement and, in particular, on its effect on his ability to pursue any complaint before an employment tribunal or other court;

6.2.2.
the Adviser has confirmed to the Executive that they are a solicitor holding a current practising certificate and that there is in force a policy of insurance covering the risk of a claim by the Executive in respect of any loss arising in consequence of their advice;

6.2.3.	the Adviser shall sign and deliver to the Employer a letter in the form attached as Schedule 1 to this agreement;

6.2.4.
before receiving the advice the Executive disclosed to the Adviser all facts and circumstances that may give rise to a claim by the Executive against the Employer and any Group Company or its officers or employees;

6.2.5.
the only claims that the Executive has or may have against the Employer and any Group Company or their officers or employees (whether at the time of entering into this agreement or in the future) relating to his employment, directorships or other officer positions with any Group Company or their termination are specified in clause 6.1; and.

6.2.6.	the Executive is not aware of any facts or circumstances that may give rise to any claim against any Group Company or its officers or employees other than those claims specified in clause 6.1.
The Executive acknowledges that the Employer acted in reliance on these warranties when entering into this Agreement.

6.3.
The Executive acknowledges that the conditions relating to settlement agreements under section 147(3) of the Equality Act 2010, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, section 203(3) of the Employment Rights Act 1996, regulation 35(3) of the Working Time Regulations 1998, section 49(4) of the National Minimum Wage Act 1998, regulation 41(4) of the Transnational Information and Consultation etc. Regulations 1999, regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, regulation 40(4) of the Information and Consultation of Employees Regulations 2004, paragraph 13 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006, regulation 62 of the Companies (Cross Border Mergers) Regulations 2007 and section 58 of the Pensions Act 2008 have been satisfied.

7.	LEGAL FEES

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The Employer shall pay direct to the Executive’s legal adviser, provided the Employer receives within 14 days of the date of this agreement an invoice from it (addressed to the Executive and marked as payable by the Employer), its reasonable legal fees incurred solely in connection with advising the Executive on the termination of the Executive’s employment with the Employer and related resignations from directorships, up to a maximum of £2,000 (exclusive of VAT). The Employer shall pay direct to the Executive’s legal adviser, provided the Employer receives within 14 days of the Separation Date an invoice from it (addressed to the Executive and marked as payable by the Employer), its reasonable legal fees incurred solely in connection with advising the Executive on the termination of the Executive’s employment with the Employer and related resignations from directorships, up to a maximum of £500 (exclusive of VAT).

8.	EXECUTIVE AND EMPLOYER OBLIGATIONS

8.1.	The Executive confirms that following the Separation Date he will continue to be bound by:

8.1.1.	the Executive’s obligations owed to the Employer or any Group Company relating to confidential information (clause 18 of the Service Agreement);

8.1.2.	the Executive’s obligations owed to the Employer or any Group Company under clause 16.3 and 17.3 of the Service Agreement, and

8.1.3.	the Executive’s obligations owed to the Employer or any Group Company relating to restrictive covenants (clause 19 of the Service Agreement).

8.2.
In addition to clause 8.1.3, the Employer shall pay £100 to the Executive as consideration for his entering into the restrictive covenant in clause 8.2.1, such sum to be paid within 14 days of the Separation Date or receipt by the Employer of a copy of this Agreement signed by the Executive, a copy of the Reaffirmation Letter signed by the Executive and both a letter from the Adviser dated today's date and a letter from the Adviser dated on or soon after the Separation Date in the form as set out in Schedule 1, whichever is later. The Employer shall deduct income tax and National Insurance contributions from this sum.

8.2.1.
For a period of 6 months from the Separation Date, in competition with the business of the Employer or any Group Company within Europe, establish, carry on, be employed, concerned, interested in or engaged in, or perform services the same as or competitive or about to be competitive with the businesses of the Employer and the Group Companies at the Separation Date with which the Executive was involved to a material extent during the 12 months ending on the Separation Date.

8.3.
The Executive shall not, save as required by law, at any time disclose the terms of this Agreement (other than to the Executive’s immediate family, professional advisers or HM Revenue & Customs) or the circumstances surrounding the cessation of the Executive’s directorships, employment or other offices or positions, including details regarding the negotiations leading to this Agreement. The Employer shall not disclose the terms of this agreement other than to their respective professional advisers and except as required by HM Revenue & Customs, or as otherwise required by law, regulation or necessary business practice or under the public

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disclosure requirements of any jurisdiction in which that party is a public reporting or listed company.

8.4.
In addition to any other non-disparagement or similar obligations of the Executive under the Service Agreement, the Executive undertakes that at any time following the date hereof he will not make and shall use all reasonable endeavours to prevent the making of any disparaging or derogatory statements whether or not the statement is true, whether in writing or otherwise concerning the Employer or any Group Company or its or their past or current or future directors or officers or employees or consultants and in consideration of this the Employer undertakes that at any time following the date hereof it will not make and shall use all reasonable endeavours to prevent the making of any disparaging or derogatory statements whether or not the statement is true, whether in writing or otherwise concerning the Executive, excluding in all events any statements required to be made by law, regulation or necessary business practice, or under the public disclosure requirements of any jurisdiction in which that party is a public reporting or listed company.

8.5.
The Executive acknowledges that, except as set out in clauses 2 and 3 of this Agreement, there are no sums or securities owed to him by the Employer or any Group Company including any payments under any bonus, incentive, commission, share option or similar scheme and that neither the Employer nor any Group Company nor the trustees of any such scheme is or shall be liable to make any payment or provide him with shares or other benefits under any such scheme.

9.	COMPANY PROPERTY AND INFORMATION

9.1.	The Executive shall, before the Separation Date, return to the Employer:

9.1.1.	all Confidential Information and any copies;

9.1.2.
all property belonging to the Employer and any Group Company in satisfactory condition including (but not limited to) any car (together with the keys and all documentation relating to the car), company credit card, keys, security pass, identity badge, , ; and

9.1.3.
all documents and copies (whether written, printed, electronic, recorded or otherwise and wherever located) made, compiled or acquired by him during his employment with the Employer or relating to the business or affairs of any Group Company or their business contacts, in the Executive's possession or under his control.

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9.2.
The Executive shall, before the Separation Date, erase irretrievably any information relating to the business or affairs of any Group Company or its business contacts from computer and communications systems and devices owned or used by him outside the premises of the Employer, including such systems and data storage services provided by third parties (to the extent technically practicable).

9.3.
The Executive shall be entitled to retain his iPhone and telephone number and laptop as provided by the Employer, subject to all Employer information being deleted from such items, and the Employer and the Executive shall work together to ensure that this is takes place within 28 days from the Separation Date.

10.	EXECUTIVE WARRANTIES

10.1.
As at the date of this agreement, the Executive warrants and represents to the Employer that there are no circumstances of which the Executive is aware or of which the Executive ought reasonably to be aware that would amount to a repudiatory breach by the Executive of any express or implied term of the Service Agreement that would entitle (or would have entitled) the Employer to terminate the Executive's employment without notice or payment in lieu of notice and the Separation Payments are conditional on this being so.

10.2.
The Executive agrees to make himself available to, and to cooperate with, the Employer or its advisers in any internal investigation or administrative, regulatory, judicial or quasi-judicial proceedings. The Executive acknowledges that this could involve, but is not limited to, responding to or defending any regulatory or legal process, providing information in relation to any such process, preparing witness statements and giving evidence in person on behalf of the Employer. The Employer shall reimburse any reasonable expenses and loss of income incurred by the Executive together with any loss of income as a consequence of complying with his obligations under this clause, provided that such expenses or loss of income are verified and approved in advance by the Employer.

10.3.
The Executive acknowledges that he is not entitled to any compensation for the loss of any rights or benefits under any bonus plan, benefit or award programme, share plan operated by any Group Company or any stand-alone share incentive arrangement, or for loss of any other benefit, payment or award he may have received had his employment not terminated other than the payments and benefits provided for in this Agreement.

11.	EXECUTIVE INDEMNITIES

11.1.
The Executive shall indemnify the Employer on a continuing basis in respect of any income tax, social insurance or National Insurance contributions (save for employers’ National Insurance contributions), or equivalent in any other jurisdiction wheresoever and howsoever arising, due in respect of the payments and benefits in clauses 2 and 3 (and any related interest, penalties, costs and expenses). The Employer shall give the Executive reasonable notice of any demand for tax which may lead to liabilities on the Executive under this indemnity, and shall provide the Executive with reasonable access to any documentation he may reasonably require to dispute such a claim (provided that nothing in this clause shall prevent the Employer from complying with its legal obligations).

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11.2.
If the Executive breaches any material provision of this Agreement or pursues a Claim against any Group Company arising out of his directorships, employment or other positions or offices, or their respective cessations, he agrees to indemnify the relevant Group Company for any losses suffered as a result thereof, including all legal and professional fees.

12.	GARDEN LEAVE

12.1.
During the period from 30 June 2018 to the Separation Date the Executive will be placed on garden leave in accordance with clause 24 of the Service Agreement ("Garden Leave"), and during Garden Leave the Executive shall not perform any services for the Employer or any Group Company.

12.2.
During Garden Leave the Employer shall be under no obligation to provide any work to, or vest any powers in, the Executive, who shall have no right to perform any services for the Employer or any Group Company.

12.3.
Notwithstanding clause 12.1 and 12.2, the Employer may at its discretion require the Executive to perform duties (that could be required under the employment contract) at any time during the Garden Leave which duties may be withdrawn at any time at the Employer's discretion. For the avoidance of doubt, the Employer does not currently envisage a requirement to exercise this right but it will retain the right to do so during this period in case of unforeseen circumstances arising. Should the Employer require the Employee to deal with matters more substantive than transition queries/phone assistance or require him to return to the office for any reason, it will provide the Employee with one week of notice of this requirement.

12.4.	During the period of Garden Leave the Executive shall:

12.4.1.
continue to receive his salary and all contractual benefits in the usual way (subject to the rules of the relevant benefit schemes in force from time to time). The Employer will declare these benefits to HM Revenue and Customs at the appropriate time and the Executive will be liable for any further tax or National Insurance contributions due in relation to them;

12.4.2.	remain an employee of the Employer and bound by the terms of his employment contract, save as modified by this clause 12;

12.4.3.
not, without the prior written consent of the Company attend his place of work or any other premises of the Employer or any Group Company or access the information technology systems of the Employer or any Group Company;

12.4.4.
not, without the prior written consent of the Company contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Employer or any Group Company;

12.4.5.	be deemed to take any accrued but unused holiday entitlement; and

12.4.6.
(except during any periods taken as holiday in accordance with the Employer's usual procedures) be ready and available to perform such duties as the Employer may require under clause 12.3, ensuring that the Company knows where and how he can be contacted

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during each working day and complying with any written requests to contact a specified employee of the Employer at specified intervals.

13.	ENTIRE AGREEMENT

13.1.
Each party on behalf of itself and, in the case of the Employer, as agent for any Group Company acknowledges and agrees with the other party (the Employer acting on behalf of itself and as agent for each Group Company) that:

13.1.1.
this Agreement constitutes the entire agreement between the parties and any Group Company and supersedes and extinguishes all agreements, promises, assurances, warranties, representations and understandings between them whether written or oral, relating to its subject matter;

13.1.2.
in entering into this Agreement it does not rely on , and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement; and

13.1.3.	it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this Agreement.

13.2.	Nothing in this Agreement shall, however, operate to limit or exclude any liability for fraud.

14.	VARIATION
No variation of this Agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

15.	THIRD PARTY RIGHTS
Except as expressly provided elsewhere in this Agreement, no person other than the Executive and any Group Company shall have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement. This does not affect any right or remedy of a third party which exists, or is available, apart from that Act.

16.	GOVERNING LAW
This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

17.	JURISDICTION
Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

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18.	SUBJECT TO CONTRACT AND WITHOUT PREJUDICE
This Agreement shall be deemed to be without prejudice and subject to contract until such time as it is signed by both parties and dated, when it shall be treated as an open document evidencing a binding agreement.

19.	REAFFIRMATION

19.1.
On or shortly after the Separation Date, the Executive shall sign and date the Reaffirmation Letter at Schedule 5 and shall ensure that the Adviser (or another relevant independent adviser within the meaning of the legislation settlement) signs and dates a letter in the form set out in Schedule 5.

19.2.
The Employer's obligations under this Agreement (except under clause 2) are conditional on the Employer receiving the letters referred to in clause 19.1 duly signed and dated within 5 days of the Separation Date.

20.	COUNTERPARTS
This Agreement may be executed in any number of counterparts, each of which, when executed, shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.
This agreement has been entered into on the date stated at the beginning of it.

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SCHEDULE 1

4 June 2018

Dear Sirs
We confirm that:

1.
Daryl Cowan of DC Employment Solicitors, Street address, City, County, Post code, a solicitor holding a current practising certificate, who has not acted in this matter for PRA Group (UK) Limited or any associated employer, has advised Tikendra Patel as to the terms of the attached Agreement and in particular as to its effect on his ability to pursue his rights before an employment tribunal.

2.
This firm holds a current contract of insurance or an indemnity provided for members of a professional body covering the risk of a claim by Tikendra Patel in respect of loss arising in consequence of the above advice.

3.	The conditions regulating settlement agreements under the provisions of the Equality Act 2010, the Employment Rights Act 1996 and the Working Time Regulations 1998, are satisfied.

Yours faithfully,

Daryl Cowan

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SCHEDULE 2
UK CLAIMS

1.	Any claim, cause of action, suit, or other process, including:

(i)	for breach of contract or wrongful dismissal;

(ii)	for unfair dismissal, under section 111 of the Employment Rights Act 1996;

(iii)	in relation to the right to a written statement of reasons for dismissal, under section 93 of the Employment Rights Act 1996;

(iv)	for a statutory redundancy payment, under section 163 of the Employment Rights Act 1996;

(v)	in relation to an unlawful deduction from wages or unlawful payment, under section 23 of the Employment Rights Act 1996;

(vi)	in relation to written employment particulars and itemised pay statements, under section 11 of the Employment Rights Act 1996;

(vii)	for a guarantee payment under section 35 of the Employment Rights Act 1996;

(viii)	for unlawful detriment, under section 48 of the Employment Rights Act 1996 or section 56 of the Pensions Act 2008;

(ix)	in relation to working time or holiday pay, under regulation 30 of the Working Time Regulations 1998;

(x)
for pregnancy or maternity discrimination, direct or indirect discrimination, harassment or victimisation related to sex, marital or civil partnership status, pregnancy or maternity or gender reassignment under section 120 of the Equality Act 2010 and/or direct or indirect discrimination, harassment or victimisation related to sex, marital or civil partnership status, gender reassignment, pregnancy or maternity under section 63 of the Sex Discrimination Act 1975 relating to suspension on medical or maternity grounds under section 70 of the Employment Rights Act;

(xi)
for direct or indirect discrimination, harassment or victimisation related to race under section 120 of the Equality Act 2010 and/or direct or indirect discrimination, harassment or victimisation related to race, colour, nationality or ethnic or national origin, under section 54 of the Race Relations Act 1976;

(xii)
for direct or indirect discrimination, harassment or victimisation related to religion or belief under section 120 of the Equality Act 2010 and/or under regulation 28 of the Employment Equality (Religion or Belief) Regulations 2003;

(xiii)
for direct or indirect discrimination, harassment or victimisation related to sexual orientation, under section 120 of the Equality Act 2010 and/or under regulation 28 of the Employment Equality (Sexual Orientation) Regulations 2003;

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(xiv)
for direct or indirect discrimination, harassment or victimisation related to age, under section 120 of the Equality Act 2010 and/or under regulation 36 of the Employment Equality (Age) Regulations 2006;

(xv)	in relation to parental leave under section 80 of the Employment Rights Act;

(xvi)	in relation to flexible working under section 80H of the Employment Rights Act;

(xvii)	for direct or indirect discrimination, harassment or victimisation under section 120 of the Equality Act 2010;

(xviii)	in relation to the right to be accompanied under section 11 of the Employment Relations Act 1999;

(xix)	for harassment under the Protection from Harassment Act 1997;

(xx)	for failure to comply with obligations under the Human Rights Act 1998;

(xxi)	for failure to comply with obligations under the Data Protection Act 1998;

(xxii)	Any claim under any provision of directly applicable European law.

2.
The Executive agrees that the above claims are released by the terms of this Agreement and that the Executive shall not bring any action or suit or cause any action or suit to be brought in respect of any claim which the Executive may have in respect of the matters listed above. To the extent that any dispute shall arise in respect of the releases given in this Agreement in respect of the claims, causes of action and suits listed in this schedule, then notwithstanding the provisions of clause 23 of the Agreement otherwise, English law shall apply to that dispute to the extent that it relates to any rights of the Executive under English law and the courts of England and Wales shall have jurisdiction to determine such matters.

3.	Nothing in this Schedule 4 or the Agreement will prevent disclosure by the Executive of information:

a.	For the purposes of making a Protected Disclosure, provided that the disclosure is made in accordance with the provisions of the Employment Rights Act 1996;

b.	For the purpose of reporting misconduct, or a serious breach of regulatory requirements, to a regulator;

c.	For the purpose of reporting an offence to a law enforcement agency and/or cooperating with a criminal investigation or prosecution; and/or

d.	That has come into the public domain otherwise than by a breach of confidence by you or on your behalf.

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SCHEDULE 3

US CLAIMS

Any cause of action, suit, or other process, including, but not limited to (i) any claims, whether statutory, common law, or otherwise, arising out of the terms, conditions, termination or other cessation or other facts or circumstances of Executive’s directorships with any Group Company, employment by the Employer or Inspired US, or any other employment by or office- or position-holding with any Group Company; (ii) any claims, whether statutory, common law, or otherwise, arising out of the terms, conditions, termination or other cessation or other facts or circumstances of Executive’s directorships with any Group Company, employment by the Employer or Inspired US, or any other employment by or office- or position-holding with any Group Company; (iii) any claims for breach of contract, quantum meruit, unjust enrichment, breach of oral promise, tortuous interference with business relations, injurious falsehood, defamation, negligent or intentional infliction of emotional distress, invasion of privacy, and any other common law contract and tort claims; (iv) any claims for unpaid or lost benefits or salary, bonus, vacation pay, severance pay, or other compensation; (v) any claims for attorneys’ fees, costs, disbursements, or other expenses; (vi) any claims for damages or personal injury; (vii) any claims of employment discrimination, harassment, retaliation, or any other claims arising out of any legal restrictions on an employer's right to terminate employees, whether based on federal, state, or local law or judicial or administrative decision; and (viii) those arising under the National Labor Relations Act, 29 U.S.C. §151 et seq., Fair Labor Standards Act, 29 U.S.C. §201, et seq., Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001 et seq., Civil Rights Acts of 1964 and 1991, 42 U.S.C. §2000e et seq., Civil Rights Act of 1866, 42 U.S.C. §1981 et seq., Equal Pay Act of 1963, 29 U.S.C. §206(d), Americans with Disabilities Act, 42 U.S.C. §12101 et seq., Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., Consolidated Omnibus Budget Reconciliation Act of 1985, I.R.C. § 4980B, Genetic Information Nondiscrimination Act, 42 U.S.C. § 2000ff, Sarbanes-Oxley Act of 2002, 18 U.S.C. §1514A, et seq., Dodd-Frank Wall Street Reform and Consumer Protection Act, Pub Law. No. 111-203, Delaware Discrimination in Employment Act, Delaware Persons With Disabilities Employment Protections Act, Delaware Whistleblowers’ Protection Act, Delaware Wage Payment and Collection Act, Delaware Fair Employment Practices Act, Delaware social media law and/or any other applicable United States federal, state or local statute, law, ordinance, regulation or order, or the common law, or any self-regulatory organization rule or regulation.
The Executive agrees that the above claims are released by the terms of this Agreement and that the Executive shall not bring any action or suit or cause any action or suit to be brought in respect of any claim which the Executive may have in respect of the matters listed above. To the extent that any dispute shall arise in respect of the releases given in this Agreement in respect of the claims, causes of action and suits listed in this schedule, then notwithstanding the provisions of clause 17 of the Agreement otherwise, Delaware law shall apply to that dispute without regard to conflicts of law, to the extent that it relates to any rights of the employee under US law and the courts of Delaware shall have jurisdiction over such matters.

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Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Employee from lawfully (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by the Securities and Exchange Commission, the Department of Justice, the Equal Employment Opportunity Commission, the Congress, or any other governmental or regulatory agency, entity, or official(s) or self-regulatory organization (collectively, “Governmental Authorities”) regarding a possible violation of any law, rule, or regulation; (ii) responding to any inquiry or legal process directed to Employee individually (and not directed to the Company and/or its subsidiaries) from any such Governmental Authorities; (iii) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law, rule, or regulation. Nor does this Agreement require Employee to obtain prior authorization from the Company before engaging in any conduct described in this paragraph, or to notify the Company that Employee has engaged in any such conduct. Moreover, nothing in this Agreement prohibits Employee from disclosing a Company trade secret (i) in confidence to a Federal, State, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Employee files a lawsuit for retaliation by an employer for reporting a suspected violation of law, Employee may disclose a Company trade secret to the Employee’s attorney and use the trade secret information in the court proceeding if Employee files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

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SCHEDULE 4

DIRECTOR RESIGNATION LETTER

Directors of the companies listed in the Appendix hereto
(together, the "Companies")
4 June 2018
Dear Sirs,
RESIGNATION AS DIRECTOR, OFFICER, TRUSTEE, COMMITTEE MEMBER, OR FIDUCIARY OF THE COMPANIES

1.
I hereby resign with effect from the date of this letter (the "Termination Date") from my office as a director of each of the Companies, any position of office of each of the Companies, and any trusteeship, any committee membership and any fiduciary position of any of the Companies and any of their benefit plans (the "Officer Positions").

2.	I acknowledge that:

2.1
I have no claims or rights of action arising from arising from the holding of the Officer Positions or their termination, whether under common law, contract, statute or otherwise, whether or not such claims are, or could be, known to the me or in my contemplation at the Termination Date in any jurisdiction; and

2.2	there is no agreement or arrangement outstanding under which the Companies have or could have any actual or contingent obligation to me or to any person connected with me; and

2.3
to the extent that any such claim, obligation or sum exists or may exist as at the date of this letter, I irrevocably and unconditionally waive such claim, obligation or sum and all rights of action I may have against the Companies so far as is possible under the applicable law of each Company.

3.
For the purposes of this letter a person shall be deemed to be connected with me if that person is so connected within the meaning of section 1122 of the Corporation Tax Act 2010 (or any equivalent legislation outside the UK).

4.
This letter and any disputes or claims (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of England and Wales. The courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this letter or its subject matter or formation.

5.	This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

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Yours faithfully,

Signed as a deed by TIKENDRA PATEL in the presence of:	/s/ Tikendra Patel TIKENDRA PATEL
/s/ Cherie Harrington
SIGNATURE OF WITNESS CHERIE HARRINGTON
NAME OF WITNESS: Street address, City, County, Post code ADDRESS OF WITNESS: Executive Assistant OCCUPATION OF WITNESS:

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APPENDIX
The Companies (together, the "Companies"):

Company	Jurisdiction of Incorporation	Registered Address
PRA Group (UK) Limited	England & Wales	Wells House, 15/17 Elmfield Road, Bromley, Kent, BR1 1LT, United Kingdom
PRA Suomi Oy	Finland	PL 274, 00101 Helsinki, Finland
PRA Deutschland GmbH	Germany	Landfermannstrasse 6, 47051 Duisburg, Germany
PRA Group Italia srl	Italy	VIA MONTE ROSA 91 - 20149 MILANO (MI), Italy;
PRA Group Norge AS	Norway	Dronning Eufemias Gate 60191 Oslo/ Postboks 9106 Gronland, 0133 Norway
PRA Group Polska Holding Sp zoo	Poland	Prosta 68, 00-838 Warszawa
PRA Iberia SLU	Spain	C/Albasanz, nº 16, 3ª planta 28037 Madrid
PRA Group Sverige AB	Sweden	753 83 Uppsala, Uppsala län, Uppsala kommun, Sweden

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SCHEDULE 5

REAFFIRMATION LETTER

Tikendra Patel
Street Address
City
County
Post code

[DATE]
Dear Tikendra,
Reaffirmation Letter
I am writing in connection with the settlement agreement between PRA Group (UK) Ltd (the "Employer") and you dated 4 June 2018 (the "Agreement"). This is the Reaffirmation Letter referred to at clause 19 of the Agreement.
Defined terms have the same meaning when used in this Reaffirmation Letter as in the Agreement.
In consideration of the Employer paying the Separation Payment to you in accordance with the terms of the Agreement, you expressly agree the following:

1.	WAIVER OF CLAIMS

1.1	You accept the terms of this Reaffirmation Letter in full and final settlement and release of:

1.1.1
the Claims listed at Schedule 2 (the “UK Claims”) of the Agreement, the claims listed at Schedule 3 (the “US Claims”) of the Agreement, and any other Claims as defined in the Agreement, in respect of the period up to and including the Separation Date; and

1.1.2
any other Claims which you have or may have now or in the future against the Employer or any Group Company or its or their current or former directors, officers, employees or workers arising out of or in connection with your directorships, employment or other offices or positions, or their respective cessations (whether or not you or the Employer or any Group Company could have contemplated such a Claim at the date of this Agreement) but excluding any Claim in respect of any breach of this Agreement or personal injury Claims of which you are currently unaware which you may have relating to your employment with the Employer.

1.2	You warrant that:

1.2.1	before entering into this Reaffirmation Letter you received independent advice from the Adviser as to the terms and effect of the Reaffirmation Letter and, in particular, on

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its effect on your ability to pursue any complaint before an employment tribunal or other court;

1.2.2
the Adviser has confirmed to you that they are a solicitor holding a current practising certificate and that there is in force a policy of insurance covering the risk of a claim by you in respect of any loss arising in consequence of their advice;

1.2.3	the Adviser shall sign and deliver to the Employer a letter in the form attached as Schedule 1 to the Agreement in accordance with clause 19.1 of the Agreement;

1.2.4	before receiving the advice you disclosed to the Adviser all facts and circumstances that may give rise to a claim by you against the Employer and any Group Company or its officers or employees;

1.2.5
the only claims that you have or may have against the Employer and any Group Company or their officers or employees (whether at the time of entering into this agreement or in the future) relating to his employment, directorships or other officer positions with any Group Company or their termination are specified in clause 1.1; and

1.2.6	you are not aware of any facts or circumstances that may give rise to any claim against any Group Company or its officers or employees other than those claims specified in clause 1.1.
You acknowledge that the Employer acted in reliance on these warranties when entering into this Agreement.

1.3
You acknowledge that the conditions relating to settlement agreements under section 147(3) of the Equality Act 2010, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, section 203(3) of the Employment Rights Act 1996, regulation 35(3) of the Working Time Regulations 1998, section 49(4) of the National Minimum Wage Act 1998, regulation 41(4) of the Transnational Information and Consultation etc. Regulations 1999, regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, regulation 40(4) of the Information and Consultation of Employees Regulations 2004, paragraph 13 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006, regulation 62 of the Companies (Cross Border Mergers) Regulations 2007 and section 58 of the Pensions Act 2008 have been satisfied.

1.4
The waiver in paragraph 1.1 shall have effect irrespective of whether or not, at today's date, you are or could be aware of such claims or have such claims in your express contemplation (including such claims of which you become aware after today's date in whole or in part as a result of new legislation or the development of common law or equity).

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1.5
You agree that, except for the payments and benefits provided for in the Agreement, and subject to the waiver in paragraph 1.1, you shall not be eligible for any further payment from any Group Company relating to your employment or its termination and without limitation to the generality of the foregoing, you expressly waive any right or claim that you have or may have to payment of bonuses, any benefit or award programme or grant of equity interest, or to any other benefit, payment or award you may have received had your employment not terminated or for any compensation for the loss of any such benefit, payment or award.

2.	WARRANTIES AND ACKNOWLEDGEMENTS

As at the date of this Reaffirmation Letter, you warrant and represent to the Employer that there are no circumstances of which you are aware or of which you ought reasonably to be aware that would amount to a repudiatory breach by you of any express or implied term of your contract of employment that would entitle (or would have entitled) the Employer to terminate your employment without notice or payment in lieu of notice and any payments to you pursuant to clauses 3 and 4 of the Agreement are conditional on this being so.

3.	EXECUTIVE OBLIGATIONS

3.1	You confirm that following the Separation Date you will continue to be bound by:

3.1.1	your obligations owed to the Employer or any Group Company relating to confidential information (clause 18 of the Service Agreement);

3.1.2	your obligations owed to the Employer or any Group Company under clause 16.3 and 17.3 of the Service Agreement, and

3.1.3	your obligations owed to the Employer or any Group Company relating to restrictive covenants (clause 19 of the Service Agreement).

Yours sincerely,

................................................................
For and on behalf of PRA Group (UK) Ltd

_____________________________________________________________________________

I agree to the above terms.

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Signed     /s/ Tikendra Patel
Tikendra Patel

Date: June 4, 2018

EXECUTED as a DEED by PRA    )
GROUP (UK) LIMITED    )
acting by MARTIN SJOLUND,     )
a director, in the presence of:    )
/s/ Martin Sjolund
Director

/s/ Tiana Peck

SIGNATURE OF WITNESS

NAME OF WITNESS: TIANA PECK

ADDRESS OF WITNESS: Street address, City, County, Post code

OCCUPATION OF WITNESS: Solicitor

EXECUTED as a DEED by TIKENDRA    )
PATEL    )
in the presence of:    )
/s/ Tikendra Patel
Tikendra Patel

/s/ Sherie Harrington

SIGNATURE OF WITNESS

NAME OF WITNESS: CHERIE HARRINGTON

ADDRESS OF WITNESS: Street address, City, County, Post code

OCCUPATION OF WITNESS: Executive Assistant

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